PARNASSUS FUNDS

CERTIFICATION OF SERIES AND CLASSES

The undersigned, being the duly elected, qualified and active Chief Compliance Officer and Secretary of Parnassus Funds (the “Trust”), hereby certifies that as of the date referenced below this Certification of Series identifies (1) the designated and established series and classes of the Trust, which series and classes were designated and established pursuant to, and in accordance with, Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented to date and (2) the names of such series and classes:

Parnassus Fund – Investor Shares

Parnassus Fund – Institutional Shares

Parnassus Mid Cap Fund – Investor Shares

Parnassus Mid Cap Fund – Institutional Shares

Parnassus Endeavor Fund – Investor Shares

Parnassus Endeavor Fund – Institutional Shares

Dated as of: April 24, 2018

/s/ John V. Skidmore II
John V. Skidmore II
Chief Compliance Officer and Secretary